Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (as the same may be amended from time to time in accordance with its terms, this “Agreement”), is entered into as of June 2, 2026 between Affinity Advisory Holding Corp. (the “Company”) and Robert Hall (the “Executive”).

R E C I T A L S

WHERAS, the Company, Executive, and certain affiliates of Executive, have entered into a Membership Interest Purchase Agreement dated of even date herewith (the “Purchase Agreement”), whereby Executive and certain affiliates of Executive are selling to the Company the membership interests of Affinity Advisory Network, LLC (“Affinity”) and AAN Wealth Advisors, LLC (“AAN” and together with Affinity, the “AAN Business”) (the “Transaction”). This Agreement will become effective as of the closing of the Transaction (the “Closing Date”) (for the avoidance of doubt, if the Transaction does not close and the Closing Date does not occur, this Agreement shall be null and void).

WHEREAS, the Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ (directly or through one of its affiliates) the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

2. Term. The initial employment period (unless Executive’s employment is earlier terminated as provided in Section 8) shall be for three (3) years commencing on the Closing Date (the “Start Date”) (the Start Date through the end of the three (3) year period shall be the “Initial Term” and the employment period, including any renewals, the “Employment Period”). After the Initial Term, the Employment Period will be deemed automatically extended for successive one-year periods until such time as the parties enter into a new employment agreement or either party provides written notice at any time, but no later than ninety (90) days prior to expiration of the then-current Employment Period, of its intent to terminate the Employment Period. Nothing in this Section 2 shall limit any party’s right to terminate Executive’s employment in accordance with Section 8.

3. Duties and Responsibilities.

(a) Title and Reporting. The Executive shall hold the title of Chief Executive Officer of the Company and shall have such authority and responsibility as is consistent with such position as determined by the Board of Directors of the Company (“Board”) from time to time, including, without limitation, serving as a director, officer, or manager of Nu Ride Inc. or any direct or indirect subsidiary or affiliate thereof (collectively with the Company, the “Company Group”) as determined by the Board. The Executive shall hold such other titles and serve in such other positions as may be requested by the Board from time to time with no additional compensation beyond that set forth herein. The Executive shall report to the Board.

(b) Standard of Care. The Executive shall at all times perform his duties and responsibilities honestly, diligently, in good faith and to the best of his ability and shall observe and comply with all of the policies and procedures established by the Company and the Board from time to time (including any employee handbook of a member of the Company Group) that are applicable to the Company’s senior executives, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

(c) Devotion of Time. The Executive will devote to the business and affairs of the Company Group his best efforts and such business time (except for vacation as permitted hereunder and reasonable absence for illness) as may be necessary or desirable to pursue the goals of the Company as established by the Board from time to time; provided, however, that the foregoing shall not prevent the Executive from continuing to engage in business and act as an independent sales agent with (i) National Care Planning Council, (ii) Skidz Tire and Race Shop, (iii) Hall & Associates LLC and (iv) Heart of Wellness (each entity owned, directly or indirectly by Hall) (the “Other Business Endeavors”), in the case of items (i) through (iv) to the extent the Executive’s involvement with and devotion time to such Other Business Endeavors does not materially increase as compared to such involvement or devotion of time prior to the date hereof, or in charitable, civic, educational, professional, community or industry affairs, so long as such activities do not, individually or in the aggregate, (x) violate any covenants applicable to the Executive hereunder or under any other agreement to which the Executive is a party or (y) materially interfere with the performance of the Executive’s duties and responsibilities as an employee of the Company in accordance with the terms hereof.

(d) Work Location. The Executive generally shall be permitted to work remotely except the Executive shall be expected to travel domestically and internationally to the extent necessary or desirable in the performance of his duties hereunder, as reasonably determined by the Board.

4. Compensation.

(a) Base Salary. As compensation for his services hereunder and in consideration of the covenants set forth in this Agreement, the Company shall pay to the Executive an annual base salary (as may be adjusted from time to time, the “Base Salary”) of $125,000 per annum. The Base Salary shall be payable in accordance with the Company’s customary payroll practices and procedures and shall be prorated for any partial period during the Employment Period.

(b) Cash Bonus. For each calendar year during the Employment Period beginning with 2026, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based on the achievement of performance goals to be established each year during the Employment Period by the Board in its sole and absolute discretion after consultation with the Executive, provided that the Annual Bonus for 2026 shall be determined by the Board after consultation with the Executive based upon 2026 results and achievements. The target Annual Bonus for each calendar year shall be equal to 100% of the Base Salary, and the bonus shall be pro-rated for 2026. Any Annual Bonus awarded hereunder shall be paid in the year following the year in respect of which the Annual Bonus is being paid and no later than March 15 of such year.

(c) Company Equity Bonus. For each calendar year during the Employment Period beginning with 2026, the Executive shall be eligible to receive a number of shares of common stock of the Company equal to 0.5% of the equity of the Company as of the last day of the applicable calendar year (the “Company Equity Bonus”) based on the achievement of performance goals to be established each year in the Employment Period by the Board in its sole and absolute discretion after consultation with the Executive, with the number of units to be granted in respect of 2026 to be prorated to reflect the portion of the calendar year during which the Executive was employed under this Agreement subsequent to the Start Date and to be determined by the Board after consultation with the Executive based upon 2026 results and achievements. Any Company Equity Bonus awarded hereunder shall be issued in the year following the year in respect of which the Company Equity Bonus is being paid and no later than March 15 of such year. No Company Equity Bonus shall be paid if the applicable performance goals have not been achieved and no additional number of shares of Company common stock will be granted for extraordinary achievement of the performance goals. To the extent that the Company establishes an equity incentive plan, the Company Equity Bonus shall be granted in accordance with the terms of such plan, as in effect from time to time. As a condition to the receipt of the Company Equity Bonus, the Executive shall become a party to any shareholders agreement among the shareholders of the Company. In the event the issuance of earned additional Company Equity Bonus to Executive would cause Executive’s ownership of the equity of the Company (including (i) ownership of the equity of the Company by trusts or other holders affiliated with Executive, and (ii) ownership of the equity of the Company by parties other than Nu Ride Inc. or an affiliate thereof, if applicable) to exceed twenty percent (20%) of the aggregate fair market value of all the equity of the Company, then the Company will provide Executive with an amount equal to the fair market value (as determined by the Board in good faith after consultation with Executive) of the excess either, at the Company’s election, (i) in cash in accordance with Section 4(b) and in addition to any Annual Bonus, or (ii) in shares of the common stock of Nu Ride Inc. in accordance with Section 4(d) and in addition to any Nu Ride Equity Bonus, with the value of Nu Ride Inc. shares to be calculated using a trailing 30-day volume-weighted average price measured through the payment date, in each case in lieu of any excess portion of the Company Equity Bonus. In the event that the Company acquires other subsidiaries in addition to the AAN Business, the annual amount of the Company Equity Bonus shall be adjusted to reflect such acquisition, with the revised Company Equity Bonus equal to (i) 0.5% multiplied by (ii) the quotient determined by the value of the AAN Business as of the consummation of such transaction divided by the value of the Company immediately following the consummation of such transaction.

(d) Nu Ride Equity Bonus. For each calendar year during the Employment Period beginning with 2026, the Executive shall be eligible to receive 10,000 shares of the common stock of Nu Ride Inc. (“Nu Ride”) (the “Nu Ride Equity Bonus”) based on the achievement of performance goals to be established each year in the Employment Period by the Board in its sole and absolute discretion after consultation with the Executive, with the number of shares to be granted in respect of 2026 to be prorated to reflect the portion of the calendar year during which the Executive was employed under this Agreement subsequent to the Start Date and to be determined by the Board after consultation with the Executive based upon 2026 results and achievements. Any Nu Ride Equity Bonus awarded hereunder shall be paid in the year following the year in respect of which the Nu Ride Equity Bonus is being paid and no later than March 15 of such year. No Nu Ride Equity Bonus shall be paid if the applicable performance goals have not been achieved and no additional number of shares of Nu Ride common stock will be granted for extraordinary achievement of the performance goals. The Nu Ride Equity Bonus shall be granted in accordance with the terms of Nu Ride’s Amended and Restated 2020 Equity Incentive Plan or any successor plan.

(e) Commissions in respect of Other Business Endeavors. Any pass-through commissions related to Executive’s sales as an independent sales agent through the Other Business Endeavors will be payable as follows: (i) one-half percent (0.5%) will be payable to the Company; and (ii) the remainder shall be payable to the Executive.

5. Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, medical insurance plans and programs) that are established and made generally available by the Company from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health). The Company reserves the right to amend, modify or terminate any such plans and programs that may be adopted from time to time in its sole discretion.

6. Vacation. The Executive shall be entitled to twenty (20) days of vacation (or such greater amount as is approved by the Board) for each calendar year to be accrued and used in accordance with the Company’s vacation policies, as in effect from time to time, for similarly situated employees and prorated for any partial year of employment. Accrued but unused vacation shall be forfeited on December 31 of each calendar year (or, if sooner, upon Executive’s termination of employment), except as otherwise required by law.

7. Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable and documented travel, business entertainment and other out-of-pocket expenses actually incurred by him in furtherance of the performance of his duties hereunder in accordance with the procedures and limits of the Company as in effect from time to time including, without limitation, the submission of reasonable written verification or receipts documenting such expenses.

8. Termination. This Agreement, and the Executive’s employment hereunder, may be terminated as follows:

(a) For Cause. The Company may immediately terminate the Executive’s employment hereunder for cause by delivery of written notice to the Executive upon the occurrence of any of the following events (a termination for “Cause”):

(i) the Executive refuses or willfully fails to comply with any directive of the Board that does not violate applicable law;

(ii) the Executive engages in dishonest or willful misconduct in connection with his performance of his duties to, or that adversely affects, any member of the Company Group;

(iii) the Executive is determined by the Board to have committed a fraud, theft, or embezzlement or misappropriation of funds against or affecting any member of the Company Group, or any affiliate, customer, client, agent, creditor, equityholder, or employee of any member of the Company Group;

(iv) the Executive commits a material breach of this Agreement or any other agreement with any member of the Company Group or any affiliate thereof to which he is a party;

(v) the Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud, dishonesty or moral turpitude; or

(vi) the Executive violates any law or other regulations applicable to any member of the Company Group or materially violates any Company Group policy (including its policies regarding discrimination, harassment, and retaliation).

provided, however, that a termination for Cause, and the rights of the Company with respect thereto, shall not include the occurrence of events or circumstances covered by Section 8(a)(i), Section 8(a)(iv), or Section 8(a)(vi) unless, if such events or circumstances are capable of being cured (as determined in good faith by the Board in its sole discretion), such events or circumstances are not cured within fifteen (15) days following receipt of written notice from the Company of the occurrence of the events or circumstances.

(b) Death. The Executive’s employment hereunder shall automatically terminate without notice to either party hereto in the event of the Executive’s death.

(c) Without Cause. The Company shall have the right to terminate the Executive’s employment hereunder at any time without Cause immediately upon written notice to the Executive.

(d) Good Reason: The Executive may terminate his employment for Good Reason. “Good Reason” shall mean the occurrence of any of the following during the Employment Period without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary;

(ii) a material diminution in the Executive’s title, authority, or reporting structure; provided, however, that the appointment of officers or engagement of employees that report to the Executive directly or indirectly shall not constitute Good Reason; or

(iii) a material breach by the Company of any material provision of the Agreement or a material provision of any other agreement between the Executive and the Company.

The Executive cannot terminate his employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances and, if such circumstances are not cured, the termination is effective within thirty (30) days after the conclusion of such cure period. If the Executive does not provide notice of intent to terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

(e) Mutual Agreement. The parties hereto may terminate the Executive’s employment hereunder upon their mutual written consent.

(f) By Executive. The Executive shall have the right to terminate the Executive’s employment hereunder at any time on forty-five (45) days’ prior written notice to the Company (which forty-five (45) days’ notice may be waived or reduced in the Board’s discretion).

(g) Effect of Termination. Effective as of any date of termination of the Executive’s employment with the Company, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with any member of the Company Group. The Executive agrees that he shall execute any documentation (including letters of resignation) reasonably necessary or desirable to give effect to the provisions of this Section 8(g).

(h) Cessation of Professional Activity. Upon delivery of a written notice of termination by either party hereto, the Company may relieve the Executive of his duties and responsibilities and require the Executive to immediately cease all professional activity on behalf of any member of the Company Group. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Company to terminate the Executive’s employment for Cause, the Board may relieve the Executive of his duties and responsibilities during the pendency of such investigation; provided, however, that, during such period, the Company shall remain bound by the terms hereof, including, without limitation, the payment to the Executive of his Base Salary and, if applicable, any benefits earned pursuant to the terms hereof.

9. Payments Upon Termination.

(a) Following termination of the Executive’s employment hereunder for any reason, the Company shall:

(i) pay to the Executive his Base Salary at the time of termination earned through the date of termination;

(ii) pay to the Executive his accrued but unused vacation in accordance with the Company policy; and

(iii) reimburse the Executive for any expenses incurred through the date of termination for which the Executive is entitled to reimbursement under Section 7 ((i), (ii), and (iii), together, the “Accrued Amounts”).

(b) If the Executive is terminated without Cause, or resigns for Good Reason, in each case during the Employment Period, in addition to the above:

(i) the Company shall continue to pay to the Executive the Base Salary for a period of six (6) months in accordance with the Company’s customary payroll practices; and

(ii) A pro rata portion of the Company Equity Bonus and the Nu Ride Equity Bonus for the calendar year in which such termination occurred shall be issued to the Executive within sixty five (65) days after the effective date of termination; provided, however, that if the Release Condition is not satisfied by the Release Effective Date then Executive’s entitlement to the Company Equity Bonus and the Nu Ride Equity Bonus shall be forfeited without consideration on such date.

The Executive acknowledges and agrees that he will not be eligible to receive any termination payments or benefits provided for in this Section 9(b) (the “Release Condition”) unless he timely executes a separation agreement and general release, in a form to be provided by the Company at such time (the “Release”), releasing any and all claims the Executive may have arising out of the Executive’s employment (other than enforcement of this Section 9), and delivers such executed Release to the Company not later than forty-five (45) days after the date of termination. The Executive shall not be entitled to receive any amount under Section 9(b) unless the Release has become fully enforceable and non-revocable prior to the sixtieth (60th) day after the date of termination (the “Release Effective Date”) and provided, further, that any payments pursuant to this Section 9(b) shall be subject to the Executive’s continued compliance with Sections 10 through 15 and 30 below.

10. Confidential Information.

(a) The Executive agrees to, and to cause his affiliates, at all times during the Employment Period and thereafter, except as otherwise permitted under Sections 10(c) and (d), to: (i) hold in the strictest confidence and neither use in any manner detrimental to the members of the Company Group, or disclose, publish or divulge, directly or indirectly, to any individual or entity, any Confidential Information (as defined below), other than in the performance of the Executive’s duties to the members of the Company Group; and (ii) inform all other persons or entities to whom the Executive discloses Confidential Information in accordance with the terms of this Section 10 of the proprietary interest and nature of such Confidential Information and of the recipient’s obligations to keep such information confidential. The Executive further agrees that all memoranda, media, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into his possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of his obligations hereunder. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked “Confidential”.

(b) For purposes of this Agreement, the term “Confidential Information” shall include, without limitation, with respect to the members of the Company Group, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including, without limitation, the identity of any customer, client, industry partner, referral source, supplier, subcontractor, licensee, distributor, funding source or business relation of any member of the Company Group and all property owned by any member of the Company Group or in which any of them have any rights and information related to the business or financial affairs of the members of the Company Group, including, without limitation, customer, client, industry partner and referral source lists and accounts, prospective customer, client, producer and industry partner and referral source lists, customer, client, industry partner and referral source data, systems, policies, manuals, advertising, marketing plans, marketing strategies, research, trade secrets, business plans, financial and performance data, strategies, methods of conducting business, cost and pricing information, formulas, processes, procedures, standards, manuals, techniques, designs, technology, confidential reports, computer software, financial and performance results and other data, telephone lists, contract forms, catalogs, books, records, files and all other information, knowledge or data of any kind or nature relating to the products, services, customers, clients, industry partners, referral sources, financing sources, employees, investors or business of the members of the Company Group. The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any person or entity having an obligation of confidentiality to the members of the Company Group; (ii) was or becomes available to the Executive (other than in connection with his employment hereunder) on a non-confidential basis from a source other than the Company; provided, however, that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any member of the Company Group with respect to such information; (iii) is developed independently by the Executive without the use of any Confidential Information (other than in the Executive’s capacity as an officer, director, manager, employee or consultant of any member of the Company Group); (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Company, and the Company has had a reasonable opportunity to oppose such disclosure as provided in Section 10(e).

(c) Notwithstanding any other provision of this Agreement, the Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive is further notified that if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose the trade secrets of any such member of the Company Group to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(d) Nothing in this Agreement or in any policy of any member of the Company Group prohibits the Executive from reporting possible violations of federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including, without limitation, by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority or agency or self-regulatory organization, including, without limitation, the Securities and Exchange Commission and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation. Similarly, nothing in this Agreement or in any policy of any member of the Company Group is intended to limit in any way the Executive’s right or ability to file a charge or claim of discrimination with the United States Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. The Executive retains the right to communicate with the EEOC and comparable state or local agencies, and such communication can be initiated by the Executive or in response to a communication from any such agency, and is not limited by any obligation contained in this Agreement. The Executive also may make confidential disclosures to an attorney retained by the Executive.

(e) If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, he will provide the Company with prompt written notice thereof, unless otherwise prohibited by applicable law, so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company’s expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 10 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information which he is advised by counsel in writing is legally required to be disclosed and shall exercise his reasonable efforts to obtain reliable assurances that confidential treatment will be afforded such Confidential Information. For the avoidance of doubt, the provisions of this Section 10(e) shall not apply to any communication permitted under Section 10(c) or (d).

11. Return of Documents and Property. Upon termination of the Executive’s employment with the Company (for any reason) or at any other time upon the written request of the Company, the Executive (or his heirs and/or personal representatives): (a) shall deliver, or cause to be delivered, to the appropriate member of the Company Group, and shall not retain for the Executive’s or anyone else’s use, all memoranda, media, disks, files, notes, records, documents or other materials obtained in connection with the Executive’s employment with the Company or which otherwise relate to the business of the members of the Company Group (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including, without limitation, computer disk or memory); (b) purge from any computer system in his possession, other than those owned by and returned to the appropriate member of the Company Group, all computer files which contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the members of the Company Group, including, without limitation, computers and cellular phones, in accordance with their respective policies in effect from time to time.

12. Non-Compete. The Executive agrees that, during the Employment Period and for a period of twenty-four (24) months after the date of termination, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, whether as employer, employee, proprietor, owner, shareholder, partner, equityholder, director, consultant, agent, lender, guarantor, member, manager, trustee or otherwise, engage in Competitive Activities (as defined below) or own, manage, have control of or participate or invest in, alone or in combination with other persons or entities, any person or entity engaged in Competitive Activities. For purposes of this Agreement, “Competitive Activities” shall mean any activity that is competitive with any material lines of business of the Company as a financial wholesaler, field marketing organization, or national marketing organization and/or business and operations related to integrated retirement, investment and estate-planning solutions through insurance distribution, registered investment advisory and legal services, as conducted, or reasonably anticipated to be conducted within twelve (12) months after the termination of Executive’s employment, by the Company Group at any time during the Employment Period, within any State or Territory of the United States in which the Company Group operates or provides services to any clients or customers, in each case to the extent the Executive was materially involved in (including at a strategic level), or had access to Confidential Information concerning, such business within the preceding two years. Notwithstanding the foregoing, the Executive and his affiliates may: (i) acquire and hold, as a passive investment, securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation that is engaged in Competitive Activities; and (ii) engage in business and act as an individual sales agent with the Other Business Endeavors; provided that the Executive otherwise complies with all other obligations under this Agreement (including Section 3(c)); and provided that, notwithstanding anything contained herein to the contrary, in the event of termination of this Agreement for any reason other than for Cause, the Company shall permit Executive to place sales as an independent agent through the Company as a field marketing organization (“FMO”) for a period of twenty four (24) months following such termination, and Executive shall place all such sales through the Company as FMO, in each case consistent with historical practices related to commissions, and except as may be otherwise agreed by the Parties.

13. Non-Solicitation of Customers, Vendors, Etc. The Executive agrees that, during the Employment Period and for a period of twenty-four (24) months after the date of termination, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity (except as otherwise necessary or advisable in the performance of the Executive’s duties hereunder), (a) encourage, solicit or induce any customer, client, independent producer, independent contractor, distributor, industry partner, referral source, agent, supplier, licensee, landlord, lessor, lender, investor, vendor or other person or entity having business relations with any member of the Company Group with which the Executive communicated on behalf of the Company Group, provided or supervised the provision of services to, or learned Confidential Information about in connection with his employment hereunder, in each case within the preceding two years (each, a “Protected Relationship”) to cease doing business with or reduce the amount of business conducted with or through any member of the Company Group, or in any way otherwise interfere with the business relationship between any such Protected Relationship and any member of the Company Group; or (b) shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity, whether as employer, employee, proprietor, owner, shareholder, partner, equityholder, director, consultant, agent, lender, guarantor, member, manager, trustee or otherwise, engage in business with or own, manage, have control of or participate or invest in, alone or in combination with other persons or entities, any person or entity with which any member of the Company Group is involved in litigation during the Employment Period.

14. Non-Solicitation or Hire of Employees and Contractors. The Executive agrees that, during the Employment Period and for a period of twenty-four (24) months after the date of termination, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any other person or entity (except as otherwise necessary or advisable in the performance of the Executive’s duties hereunder), (a) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any independent producer engaged by, or individual employed by, or person or entity providing consulting or contracting services to, any member of the Company Group and with whom or which the Executive communicated or learned Confidential Information in connection with his employment hereunder, to terminate such employment or consulting or contracting services or (b) encourage, solicit or induce, or in any manner attempt to encourage, solicit or induce, any individual who is then or has within the preceding twelve months been employed by or provided consulting or contracting services to, including any independent producer engaged by engaged by, any member of the Company Group, and with whom or which the Executive communicated or learned Confidential Information in connection with his employment hereunder, to become employed or provide consulting services to any other person or entity; provided, however, that this Section 14 shall not be violated by (i) general advertising not targeted at employees or consultants of any member of the Company Group or (ii) the solicitation of any person or entity whose employment with any member of the Company Group was terminated by such member of the Company Group at least six (6) months prior to such solicitation or hiring.

15. Assignment of Work Product.

(a) The parties hereto agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method, or other work product whatever related to the business of the members of the Company Group that the Executive, either solely or in collaboration with others, conceives, creates, makes, discovers, invents, develops, perfects, or reduces to practice during the Executive’s employment with the Company (including, without limitation, such employment prior to the Start Date), whether or not during regular business hours or on the premises of any member of the Company Group, shall be the sole and complete property of the appropriate member of the Company Group. More particularly, and without limiting the foregoing, the Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought); (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought); (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered); and (iv) trade secrets, ideas, and concepts (clauses (i) through (iv), collectively, “Intellectual Property”) related to the business of the members of the Company Group, shall perpetually and throughout the world be the exclusive property of the appropriate member of the Company Group, as shall all tangible media (including, without limitation, papers, computer media, and digital and cloud-based of all types and models) in which such Intellectual Property shall be recorded or otherwise fixed.

(b) The Executive agrees that all works of authorship created in whole or in part by the Executive during the Executive’s employment with the Company and related to the business of the members of the Company Group shall be works made for hire of which the appropriate member of the Company Group is the author and owner of the copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Executive during the Executive’s employment with the Company is not a work made for hire, the Executive hereby assigns all right, title, and interest in and to the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the members of the Company Group all rights in any Intellectual Property created in whole or in part by the Executive during the Executive’s employment with the Company, the Executive hereby assigns all right, title, and interest therein, in perpetuity and throughout the world, to the Company. The Executive agrees to execute, immediately upon the Company’s reasonable request and without any additional compensation, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not the Executive remains employed by the Company at the time such request is made, in order to permit the members of the Company Group and/or their respective successors or assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property; provided, however, that the Company shall bear the cost of any such assignments, applications, or consequences.

(c) Notwithstanding the foregoing, the provisions of this Section 15 shall not apply to an invention that the Executive developed entirely on his own time without using the Company Group’s equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company Group’s business, or actual or demonstrably anticipated research or development of the Company Group; or (ii) result from any work performed by the employee for the employer.

16. Enforceability of Covenants.

(a) The Executive hereby acknowledges and agrees that (i) the restrictions on his activities contained in Sections 10, 11, 12, 13, 14, and 15 are necessary for the reasonable protection of the members of the Company Group and their goodwill and are a material inducement to the Company entering into this Agreement and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the members of the Company Group for which there is no adequate remedy at law.

(b) The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 10, 11, 12, 13, 14, and 15, the members of the Company Group shall be entitled, in addition to any other rights or remedies available to the members of the Company Group at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to prove special damages or the inadequacy of the available remedies at law, in equity or otherwise and without the requirement of posting of a bond.

(c) The parties hereto acknowledge that the time, scope and other provisions contained in Sections 10, 11, 12, 13, 14, and 15 are reasonable and necessary to protect the goodwill and business of the members of the Company Group.

(d) If any covenant contained in Sections 10, 11, 12, 13, 14, and 15 is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e) The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the members of the Company Group of any provision of Sections 10, 11, 12, 13, 14, and 15.

(f) In the event of any breach by the Executive of any of the restrictive covenants contained in Sections 12, 13, or 14, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the members of the Company Group shall receive the full benefit of the Executive’s compliance with each such covenant.

(g) The provisions of Sections 10, 11, 12, 13, 14, and 15 are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time. To the extent a covenant set forth in Sections 10, 11, 12, 13, 14, and 15 conflicts with a covenant or obligation set forth in any other such agreement, the provision that is more favorable to the members of the Company Group will control.

17. Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him, and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive’s ability to perform his obligations under this Agreement. The Executive hereby agrees to indemnify and hold the members of the Company Group harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the members of the Company Group in connection with any such breach or violation by the Executive of any such understanding, contract or commitment.

18. Taxes. Payment of all compensation and benefits to the Executive by the Company shall be subject to all legally required and customary withholdings.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance and regulations.  It is intended that this Agreement will be exempt from, and if not exempt will comply with, Section 409A and all regulations and guidance issued thereunder to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Any reimbursements under this Agreement shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred by the Executive. The amount of any expenses eligible for reimbursement or the amount of any in-kind benefits provided, as the case may be, under this Agreement during any calendar year shall not affect the amount of expenses eligible for reimbursement or the amount of any in-kind benefits provided during any other calendar year. The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

19. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to an affiliate or a purchaser or assignee of all or substantially all of the assets of the members of the Company Group or their respective businesses. The Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole discretion).

20. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, between Executive and any member of the Company Group, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

21. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party hereto against whom enforcement of any such amendment, supplement or modification is sought.

22. Survival. The provisions of Sections 8(g) and 9 through 34 shall survive the termination or expiration of this Agreement and the Employment Period.

23. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery if delivered by hand, facsimile or e-mail transmission (unless the sender receives a bounce back or failure to deliver message notification); (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

If to the Executive to:

Robert Hall

1485 Championship Cir SE

Massillon, Ohio 44646

With a copy to:

Jackson Kelly PLLC

20 NW Third Street, Suite 700

P.O. Box 1507

Eansville, Indiana 47706

Attention: Marc D. Fine

Email: mdfine@jacksonkelly.com

If to the Company to:

Affinity Advisory Network LLC

c/o Nu Ride Inc.

1700 Broadway, 19th Floor

New York, New York 10019

Attn: Alexander C. Matina

Email: amatina@nurideinc.com

With a copy to:

Herbert Smith Freehills Kramer (US) LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: John Bessonette

Email: John.Bessonette@hsfkramer.com

Either party hereto may change the address to which notice shall be sent by giving notice of such change of address to the other party hereto in the manner provided above.

24. Waivers. The failure or delay of either party hereto to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by either party hereto of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by either party hereto in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

25. Governing Law; Waiver of Jury Trial; Specific Performance; Arbitration.

(a) This Agreement shall be construed in accordance with the laws of the State of Ohio applicable to contracts executed and to be wholly performed within such State. Except as provided in Section 25(b) below, each party hereto hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the state or federal courts sitting in or for Stark County in the State of Ohio, for any actions, suits or proceedings arising out of or relating to this Agreement or Executive’s employment by the Company, and each party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts; provided, however, that nothing in this Agreement shall prevent either party hereto from enforcing a judgment entered into by any such court in any other jurisdiction. Each party hereto further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON STATUTE, CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

(b) Except for the Company’s right to obtain injunctive relief in a court of law pursuant to Section 16(b), the Company and the Executive agree that any dispute arising out of or related to Executive’s employment with the Company or the termination thereof shall be submitted to binding arbitration before JAMS for resolution. The arbitration shall be conducted in Ohio by a single arbitrator who shall be a former judge or an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes as an arbitrator. The arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures then in effect, as modified herein. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in Ohio, and the parties hereby assent to the exclusive jurisdiction of such courts and to venue in such courts. Any such arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s spouse and legal counsel (including any experts or consultants), provided that each such person agrees to be bound by the confidentiality terms of this Agreement, and except as necessary for the prosecution or defense of any proceeding (including but not limited to actual or potential witnesses in such proceeding, provided that each such person agrees to be bound by the confidentiality terms of this Agreement). In the event of any court proceeding as noted above, Executive agrees to take all steps necessary to protect the confidentiality of the Arbitration Materials, and agrees to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

26. Severability. Without limiting the generality of Section 16(d), if any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

27. Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

28. Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement, any amendments hereto, to the extent delivered by means of facsimile or electronic mail in “.pdf”, “.tif” or similar format or by DocuSign (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via Electronic Delivery.

29. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including, without limitation, Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day which is not Saturday, Sunday or such holiday.

30. Cooperation with Regard to Litigation.  The Executive agrees to cooperate with the members of the Company Group, during the Employment Period and thereafter, in connection with any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, brought by or against or otherwise involving the members of the Company Group. Such cooperation includes providing information and meeting and consulting with the Company or its representatives or counsel, or representatives of or counsel to the members of the Company Group, and by being available to testify on behalf of the members of the Company Group, in each case as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable and documented out-of-pocket expenses actually incurred in connection with the Executive’s cooperation and assistance. If such cooperation is provided after the Employment Period, the Company Group will make reasonable efforts to minimize disruption of Executive’s other activities. To the extent Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Base Salary at the end of the Employment Period.

31. Insurance. During the Employment Period and for a period of six (6) years thereafter, the Company shall ensure that the Executive is a covered person under any directors’ and officers’ liability insurance policy it maintains for the benefit of any of its current or former directors or officers.

32. Third Party Beneficiaries. Each member of the Company Group is an intended third party beneficiary of this Agreement with the right to enforce the Executive’s obligations hereunder as if a party hereto.

33. Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties hereto acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against either party hereto.

34. Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

35. Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first written above.

COMPANY:

AFFINITY ADVISORY HOLDINGS CORP.

By:	/s/ Alexander C. Matina
Name:	Alexander C. Matina
Title:	President

[Signature Page to Employment Agreement]

EXECUTIVE:

By:	/s/ Robert Hall
Robert Hall

[Signature page to Employment Agreement]